Exhibit 9(oo)

                  ADMINISTRATIVE SERVICES AGREEMENT SUPPLEMENT

                      (Boston Partners Market Neutral Fund)
                              (Institutional Class)

                  This supplemental agreement is entered into this ___ day of ________, 1998, by and between THE RBB FUND, INC. (the "Fund") and PROVIDENT
DISTRIBUTORS, INC. ("PDI").

                  The Fund is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Fund and PDI have entered into a Administrative Services Agreement, dated as of May 29, 1998 (as from time to time amended and supplemented, the "Administrative Services Agreement"), pursuant to which PDI has undertaken to provide certain administrative services to certain of the Fund's portfolios and classes, as more fully set forth therein.

                  The Fund agrees with PDI as follows:

                  1. ADOPTION OF ADMINISTRATIVE SERVICES AGREEMENT. The Administrative Services Agreement is hereby adopted for the Boston Partners Market Neutral Fund Institutional Class of Common Stock (Class III) of the Fund.

                  2. PAYMENT OF FEES. For all services to be rendered, facilities furnished and expenses paid or assumed by PDI as provided in the Administrative Services Agreement and herein, the Fund shall pay PDI a monthly fee, as well as reimburse out-of-pocket expenses, on the first business day of each month, as provided in the Administrative Services Agreement.

                  3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.                                  PROVIDENT DISTRIBUTORS, INC.



By:___________________________                      By:________________________